Exhibit 10.35

RETENTION BONUS AGREEMENT

This Retention Bonus Agreement (“Agreement’’) is effective as of November 7, 2016 (“Effective Date”), by and between Hafrun Fridriksdottir (“Employee”) and Teva Pharmaceuticals USA, Inc. (“Teva” or “Company”).

RECITALS

A.	The Employee presently is an at-will employee of Teva.

B.	Teva has determined that it is in the best interests of the Company to assure that the Company will have continued service of the Employee in Employee’s current position.

C.	Teva, subject to the terms and conditions set forth below, will pay a retention bonus to the Employee.

AGREEMENT

In consideration of the mutual covenants herein contained, and as an additional inducement to Employee to continue his employment with the Company, the parties agree as follows:

1.	Terms of Employment. The Company and Employee agree that Employee’s employment is at-will, and that the employment relationship may be terminated by either party at any time, with or without cause, subject to the terms of this Agreement. The Company and Employee further agree that neither this Agreement nor receipt of the Retention Bonus constitute a contract for a definite term of employment or a guarantee of employment, or alter in any way Employee’s status as an at-will employee of Teva.

2.	Retention Bonus. The Retention Bonus available to Employee is $300,000.00 (subject to Section 9(e) below and all other applicable deductions), which shall be paid 50% in March of 2018 and 50% in March of 2019 on the same day as payments under the Teva Bonus Plan are paid, the (“Payment Dates”), provided Employee remains a Teva employee in good standing through Payment Date and otherwise satisfies the terms and conditions of this Agreement.

3.	Employment Termination; Voluntary Transfer.

a)	Involuntary Termination. If Employee’s employment is terminated as a result of Involuntary Termination, then Employee shall be entitled to receive a prorated portion of the Retention Bonus available to him should he have remained employed until the Payment Date. The prorated portion will be calculated based on the actual termination date plus one added year of service.

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b)	Voluntary Resignation. If Employee voluntary resigns his Teva employment on or before each Payment Date, Employee shall not be entitled to the unpaid Retention Bonus. The Employee shall receive only the compensation earned by the Employee through the date of Employee’s termination of employment.

c)	Termination for Cause. If Employee is terminated for Cause on or before the Payment Date, then Employee shall not be entitled to receive the Retention Bonus.

d)	Disability; Death. If the Company terminates Employee’s employment due to Employee’s Disability or Death on or before the Payment Date, Employee shall be entitled to receive a pro-rated Retention Bonus and thereafter will be ineligible for further payments pursuant to this Agreement.

4.	Definition of Terms.

a)	“Involuntary Termination” shall mean the termination of Employee’s employment with the Company without Cause (and not as a result of the Employee’s Death or Disability) or any of the following:

i.	Employee’s resignation within sixty (60) days, without Employee’s express written consent, after the relocation of Employee to a facility or a location more than fifty (50) miles from Employee’s then present location; or

ii.	The termination of Employee’s job duties due to business necessity.

b)	A termination for “Cause” occurs if Employee’s employment is terminated for any of the following reasons:

i.	Employee’s theft, dishonesty, misconduct or intentional falsification of any employment or Company records;

ii.	Employee’s intentional and improper disclosure or use of the Company’s confidential or proprietary information;

iii.	Any action by Employee that has a material detrimental effect on the Company’s reputation or business;

iv.	Employee’s failure or inability to perform any assigned duty reasonably expected of a person holding Employee’s position after written notice from the Company to Employee of, and a reasonable opportunity to cure, such failure or inability; or

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v.	Employee’s conviction (including any plea of guilty or nolo contendere) for any criminal act that impairs Employee’s ability to perform her duties for the Company.

c)	“Disability” shall mean that Employee is unable to perform her duties as an employee of the Company as the result of her incapacity due to physical or mental impairment for 120 days (not necessarily consecutive) in any one (1) year period.

5.	Deadline for Acceptance of Offer. If Employee elects to accept this offer, Employee must sign and return this Agreement to Daniel Lawlor, Teva Pharmaceuticals USA, Inc., 1090 Horsham Road North Wales, PA 19454, within one (1) calendar week (i.e., seven (7) calendar days) from Employee’s receipt of this Agreement.

6.	Effect of Retention Bonus on Other Benefits. The payment of the Retention Bonus shall be treated as “Eligible Earnings” under the various Teva benefit programs, in the same manner that the Annual Bonus is treated under these programs, and shall not effect positively or negatively the computation of Employee’s “Bonus Amount,” Employee’s “Base Salary” (as that term is defined in the applicable Teva severance plan), and/or the determination of any payments Employee may be entitled to under any Teva severance plan.

7.	Notice.

a)	General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Employee, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to Lesley Billow, Teva Pharmaceuticals USA, Inc., 1090 Horsham Road, North Wales, PA 19454.

b)	Notice of Termination. Any employment termination by the Company for Cause or by the Employee as a result of a Voluntary Resignation or an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with this Paragraph 7. Such notice indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date.

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8.	Confidentiality. Employee is required to keep confidential and may not disclose to any third party, other than Employee’s spouse, attorney, or tax advisor, or as may be required by law or any court order, the fact that Employee has been offered the Retention Bonus or any provision of this Agreement, unless Employee received the prior written consent of the Company to make such a disclosure and such persons agree to keep such information confidential and comply with the terms of this Paragraph. If Employee violates this Paragraph 8, the Retention Bonus will not be paid to Employee. Teva reserves the right to seek any and all other legal remedies available to it.

9.	Miscellaneous Provisions.

a)	Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

b)	Choice of Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

c)	Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

d)	No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection shall be void.

e)	Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes, unless deferred in accordance with provisions of the Teva Deferred Compensation Plan.

f)	Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company.

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g)	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

h)	Prior Agreements. This Agreement shall supersede all prior arrangements whether written or oral, and understandings, regarding the subject matter of this Agreement.

IN WITNESS WHEREOF, each of the parties has executed this Retention Bonus Agreement, intending to be legally bound, as of the day and year first above written.

/s/ Hafrun Fridriksdottir
Hafrun Fridriksdottir	Date
SVP & President,
Global Generics R&D
(Employee ID 1954552)

/s/ Daniel Lawlor
Daniel Lawlor	Date
SVP, Human Resources & GGM HRBP
Teva Pharmaceuticals USA, Inc.

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